Exhibit 99.4

PRIVATE & CONFIDENTIAL

AGREEMENT

This Agreement (this “Agreement”), dated as of August 2, 2020, is made and entered into by and among CF Finance Acquisition Corp., a Delaware corporation (the “Company”), CF Finance Holdings LLC, a Delaware limited liability company (“Sponsor”), and M. Klein Associates, Inc., a New York corporation (“MKC”).

WHEREAS, Sponsor is the sponsor of the Company and owns certain securities of the Company, including 7,054,603 shares of Class B common stock of the Company (the “Founder Shares”);

WHEREAS, concurrently with the entry into this Agreement, Sponsor and the Company are entering into that certain Transaction Agreement with Grosvenor Holdings, L.L.C., Grosvenor Capital Management Holdings, LLLP (the “Target”), GCM Grosvenor Management, LLC, Grosvenor Holdings II, LLC, GCMH GP, L.L.C., GCM V, LLC, GCM Grosvenor Inc. (the “Surviving Corporation”) and CF Finance Intermediate Acquisition, LLC (the “Transaction Agreement”);

WHEREAS, MKC introduced Sponsor to the Target;

WHEREAS, in connection with the consummation of the transactions contemplated by the Transaction Agreement (the “Transaction Closing”), Sponsor has agreed to forfeit 2,351,534 Founder Shares, and the remaining Founder Shares will be converted into Class A common stock of the Surviving Corporation (the “Converted Founder Shares”);

WHEREAS, in connection with the Transaction Closing, each of Sponsor and MKC, among other parties, have agreed to participate in a private placement and purchase Class A common stock of the Surviving Corporation (the “PIPE Transaction”);

WHEREAS, in connection with the PIPE Transaction, the Company has agreed to pay placement fees to its placement agents Cantor Fitzgerald & Co. (“CF&Co.”) and J.P. Morgan Securities LLC (“JPM”) in an aggregate amount equal to three percent (3%) of the aggregate proceeds from the PIPE Transaction other than proceeds from investments by Sponsor and MKC or its affiliates;

WHEREAS, Sponsor has agreed to reimburse the Company for a portion of such placement fees in an amount equal to (a) with respect to JPM, fifty percent (50%) of such fees and (b) with respect to CF&Co., two-thirds (2/3) of such fees (collectively, the “Sponsor Reimbursed Fees”);

WHEREAS, MKC has agreed to reimburse Sponsor for fifty percent (50%) of the Sponsor Reimbursed Fees in connection with the transactions contemplated hereby, on the terms and subject to the conditions set forth herein;

WHEREAS, in consideration for the foregoing actions of MKC, Sponsor has agreed to transfer certain of the Converted Founder Shares to MKC; and

WHEREAS, in furtherance of the foregoing recitals, the parties hereto have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1  Assignment of Securities.

(a)   Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below) Sponsor shall sell, assign and transfer to MKC fifty percent (50%) of the Converted Founder Shares held by Sponsor immediately after the Transaction Closing (the “Transferred Shares”), and MKC shall purchase and accept such Transferred Shares.

(b) In consideration for the assignment and transfer of the Transferred Shares, at the Closing MKC shall pay to Sponsor an amount equal to (i) $16,770.56, plus (ii) an amount, not in excess of $1,618,750, equal to fifty percent (50%) of the Sponsor Reimbursed Fees ((i) and (ii), collectively, the “Purchase Price”).

(c) By way of example:

(i) after cancellation of 2,351,534 Founder Shares held by Sponsor in connection with the Transaction Closing and assuming there is no further reduction in the number of Founder Shares held by Sponsor, then after conversion of the remaining 4,703,069 Founder Shares into 4,703,069 Converted Founder Shares, Sponsor would sell and transfer to MKC 2,351,534 Converted Founder Shares; and

(ii) assuming a $225,000,000 PIPE Transaction, of which $185,000,000 is from investors other than Sponsor and MKC (or its affiliates), the placement fees payable by the Company to CF&Co. and JPM would be $2,775,000 each (equal to 3% of $185,000,000), which placement fees payable to JPM would be reimbursed $1,387,500 by Grosvenor and $1,387,500 by Sponsor and which placement fees payable to CF&Co. would be reimbursed $925,000 by Grosvenor and $1,850,000 by Sponsor. The Purchase Price would include an amount equal to fifty percent (50%) of the $3,237,500 of Sponsor Reimbursed Fees, or $1,618,750.

(d) Sponsor agrees that, prior to entering into any agreement or arrangement to further reduce the number of Founder Shares held by Sponsor set forth in Section 1(c)(i), Sponsor shall consult with MKC in good faith with respect to the terms thereof.

Section 2  No Conflicts.    Each party hereto represents and warrants that neither the execution and delivery of this Agreement by such party, nor the consummation or performance by such party of any of the transactions contemplated hereby, will with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.

Section 3 Representations.   MKC represents and warrants as follows: MKC hereby acknowledges that an investment in the Transferred Shares involves certain significant risks. MKC has no need for liquidity in its investment in the Transferred Shares for the foreseeable future and is able to bear the risk of that investment for an indefinite period. MKC acknowledges and hereby agrees that the Transferred Shares will not be transferable under any circumstances unless MKC either registers the Transferred Shares in accordance with federal and state securities laws or complies with an exemption under such laws and such transfer complies with all applicable lock-up restrictions contained herein on MKC. MKC further understands that any certificates evidencing the Transferred Shares will bear a legend referring to the foregoing transfer restrictions. The Transferred Shares are being accepted solely for MKC’s own account, for investment purposes only, and are not being accepted with a view to or for the resale, distribution, subdivision or fractionalization thereof; and MKC has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale, distribution, subdivision or fractionalization. MKC has been given the opportunity to (i) ask questions of and receive answers from Sponsor and the Company concerning the terms and conditions of the Transferred Shares, and the business and financial condition of the Company, the Target and the Surviving Corporation and (ii) obtain any additional information that the Sponsor possesses or can acquire without unreasonable effort or expense that is necessary to assist MKC in evaluating the advisability of the receipt of the Transferred Shares and an investment in the Company, the Target and the Surviving Corporation. MKC is not relying on any oral representation made by any person as to the Company, the Target, the Surviving Corporation or their operations, financial condition or prospects. MKC is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933.

Section 4  Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of documents immediately following the Transaction Closing, subject to the satisfaction or waiver, by the party entitled to waive same, of each of the conditions to Closing set forth in this Section 4.

(b) At the Closing, each of MKC and Sponsor shall deliver to the other a duly executed counterpart of an equity transfer and assignment agreement, in the form attached hereto as Exhibit A, transferring the Transferred Shares to MKC (the “Equity Transfer Agreement”). In addition, MKC shall pay the Purchase Price to the account designated by Sponsor.

(c) The obligation of each party hereto to consummate the Closing is subject to the satisfaction (or waiver) of the following conditions as of the Closing, as applicable:

(i) With respect to Sponsor, each of the representations and warranties of MKC contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing;

(ii) With respect to the Sponsor, MKC has consummated its $10,000,000 investment in the PIPE Transaction at the Transaction Closing; and

(iii) the Transaction Closing shall have occurred.

Section 5 Lock-up.  MKC is a permitted transferee of Sponsor pursuant to Section 7(c) of that certain letter agreement, dated December 12, 2018, by and among the Company, Sponsor, CF&Co. and the directors and officers of the Company as of such date (the “Insider Letter”) and Section 3.2(a)(iii)(y) of the Sponsor Support Agreement, dated as of the date hereof, by and among Sponsor, the Company, the Target and Grosvenor Holdings, L.L.C. (the “Support Agreement”). The Company hereby consents to the transactions contemplated by this Agreement and waives any and all claims that the terms of this Agreement or the transactions contemplated hereby violate the terms of the Insider Letter. Effective upon the Closing and in accordance with the terms of the Insider Letter and the Support Agreement, and as a condition to the assignment and transfer of the Transferred Shares to MKC as contemplated by this Agreement, MKC hereby agrees to be subject to the lock-up obligations (a) set forth in Section 7 of the Insider Letter as applied to MKC mutatis mutandis and (b) in its capacity as a “Permitted Transferee” under Article III of the Support Agreement. Notwithstanding anything to the contrary in the Support Agreement, from and after the first anniversary of the Closing and until the expiration of the Lock-Up Period (as defined in the Support Agreement), each of Sponsor and MKC, respectively, on behalf of itself and its Permitted Transferees (as defined in the Support Agreement and, in the case of Sponsor, other than MKC), hereby covenants and agrees not to Transfer (as defined in the Support Agreement), except as otherwise permitted by Section 3.2 of the Support Agreement, in excess of a number of Lock-Up Shares (as defined in the Support Agreement) equal to one third (1/3) of the number of Lock-Up Shares it Beneficially Owns (as defined in the Support Agreement) immediately following the Closing.

Section 6 Assignment of Rights.  MKC may assign its rights only in compliance with the transfer restrictions set forth in Section 5.

Section 7 Miscellaneous.

(a) This Agreement, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter.

(b) THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

(c) Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if there is no federal jurisdiction, in the state courts sitting in New York County in the State of New York (the “Chosen Court”) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(d) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(d).

(e) CF&Co. is a third-party beneficiary of Section 5 of this Agreement as it relates to the Insider Letter and is entitled to the rights and benefits thereunder and may enforce the provisions of Section 5 of this Agreement as relates to the Insider Letter as if it were a party hereto.

(f) This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. Facsimile or scanned e-mail counterpart signature pages to this Agreement shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. All counterparts shall be construed together and constitute the same instrument.

(g) This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. No implied waiver by a party shall arise in the absence of a waiver in writing signed by such party. No failure or delay in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder. Except as otherwise provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

COMPANY:
CF FINANCE ACQUISITION CORP.

By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chairman and Chief Executive Officer

SPONSOR:
CF FINANCE HOLDINGS LLC

By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chief Executive Officer

MKC:
M. KLEIN ASSOCIATES, INC.

By:	/s/ Jay Taragin
Name:
Title:

[Signature page to Agreement – Transfer of Founder Shares to M. Klein Associates, Inc. and Related Matters]

EQUITY TRANSFER AND ASSIGNMENT AGREEMENT

This EQUITY TRANSFER AND ASSIGNMENT AGREEMENT, dated as of ___________ (this “Agreement”), is made and entered into by and between CF Finance Holdings, LLC, a Delaware limited liability company (the “Seller”), and M. Klein Associates, Inc., a New York corporation (the “Buyer” and, together with the Seller, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Buyer and the Seller have entered into that certain Agreement, dated as of August [●], 2020 (the “Purchase Agreement”), pursuant to which, on the terms and subject to the conditions set forth in the Purchase Agreement, the Seller agreed to sell, assign, transfer and convey to the Buyer, and the Buyer agreed to purchase and acquire from the Seller, the Transferred Shares;

WHEREAS, this Agreement is being executed to effect the transfer and assignment of the Transferred Shares from the Seller to the Buyer; and

WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the parties to consummate the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth in the Purchase Agreement and hereinafter set forth, the Buyer and the Seller hereby agree as follows:

1. Certain Definitions. All capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such term in the Purchase Agreement.

2. Transfer and Assignment. The Seller hereby irrevocably sells, assigns, transfers and conveys to the Buyer all of the Transferred Shares, free and clear of all liens, and the Buyer hereby irrevocably purchases, acquires and accepts from Seller such Transferred Shares. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the Transferred Shares referenced herein.

3. Subject to Purchase Agreement. The Buyer and the Seller acknowledge and agree that the representations, warranties, covenants and agreements contained in the Purchase Agreement shall not be superseded or altered hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4. Miscellaneous. This Agreement shall be subject to all applicable provisions of Section 7 (Miscellaneous) of the Purchase Agreement, which shall apply hereto mutatis mutandis.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Equity Transfer and Assignment Agreement as of the date first above written.

SELLER:

CF FINANCE HOLDINGS, LLC

By:
Name:
Title:

BUYER:

M. KLEIN ASSOCIATES, INC.

By:
Name:
Title:

[Signature Page to Equity Transfer and Assignment Agreement –Transfer of Founder Shares to M. Klein Associates, Inc.]